Exhibit 99.2

Surpassing a milestone with momentum entering 2021 SVP, FINANCE, STRATEGY AND IR CEO CFO

Enduring changes from the pandemic ��

To all the Zendesk customers that are helping us get through this pandemic, by feeding us, informing us, connecting us, entertaining us and motivating us!

Q1 2021 REVENUE FULL YEAR 2021 REVENUE RESULTS GUIDANCE Q4 2020 REVENUE GROWTH Positioning Zendesk for an online-first world

Summary financial table Fourth quarter fiscal year 2020

Entering 2021 with strong momentum We saw renewed and sustained momentum in our new business bookings and expansion bookings Traffic on our platform rose to a significantly higher level after the initial shock of COVID

The new Zendesk Suite

Chief Financial Officer Transition

Trusted by more than 170,000 paid customer accounts across the globe LATAM AMER EMEA APAC

Enterprise proxy % of total quarter-ending Support ARR from paid customer accounts with 100+ Support agents Net expansion rate HEALTHY RANGE 120% 110% Dollar-based net expansion rate 44% 49%

RPO Remaining performance obligations (RPO) in millions +44% y/y +65% y/y +36% y/y

● ● ● ● ● ● Guidance ● ● ● ● ●

Select financial measures

Condensed consolidated statements of operations

Condensed consolidated balance sheets

Condensed consolidated statements of cash flows

Condensed consolidated statements of cash flows (continued)

Non-GAAP results

Non-GAAP results (continued)

Non-GAAP results (continued)

About Zendesk Forward-looking statements About non-GAAP financial measures

About operating metrics

Customer metrics Geographic information Investor contact Media contact Contact

Exhibit 99.2

Q4 2020

Shareholder letter

FEBRUARY 4, 2021

CHAMPIONS OF CUSTOMER SERVICE

zendesk



Mikkel Svane

CEO



Elena Gomez

CFO



Marc Cabi

SVP, FINANCE, STRATEGY AND IR

Surpassing a milestone with momentum entering 2021

We are proud of surpassing our $1 billion annual revenue target for 2020, set in 2016. We achieved this milestone during a year of unprecedented turbulence that has caused significant pain for so many around the world, including our customers, the people they serve, our families and our communities. But just as the last year was one in which Zendesk was forced to reimagine how we work, it also was a year in which we drew inspiration from our customers, from whom we've seen many examples of grit and solidarity, and who have persevered and adapted to a dramatically changed world. We believe these changes are durable and have permanently altered the way organizations conduct business.

For the fourth quarter, we delivered $283 million in revenue, up 23% from the fourth quarter of 2019. For the full year of 2020, we delivered $1.030 billion in revenue, up 26% from the prior year. We certainly didn't end 2020 as expected when we originally planned for it. But we completed the year on much stronger footing than we could have anticipated when the COVID-19 pandemic took hold in the first quarter of 2020.

$1 billion


Champions of not having to repeat yourself
Champions of no hassle returns
Champions of extra sauce on the side
Champions of the VIP treatment
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Champions of not having to wait on hold a million years
Champions of extra sauce on the side
Champions of not having to wait on hold a million years
Champions of customer service
zendesk
Champions of macros, triggers, and automations
Champions of the new normal
Champions of macros, triggers, and automations
Champions of not having to repeat yourself
Champions of not having to wait on hold a million years
Champions of the new normal
Champions of not having to wait on hold a million years
Champions of more leg room

Champions of not having to repeat yourself

Champions of macros, triggers, and automations

Champions of open, flexible platforms

Champions of extra sauce on the side


Champions of empowered agents
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Champions of pop-up chat windows
Champions of customer service
Champions of fast time-to-value
zendesk

CHAMPIONS OF CUSTOMER SERVICE

zendesk

Enduring changes from the pandemic

Like our customers, we felt the challenges created by the pandemic throughout the year, especially during the first and second quarters of 2020. A segment of our customers were and remain deeply impacted. Many were forced to pivot their businesses in fundamental ways to adapt and recover. Still others became the lifeblood of a new and changed economy and have experienced unprecedented growth and success. But in truth, all businesses felt the impact and face the reality that every business must now be an online business first and foremost. Not only in response to the pandemic, but permanently.


2020



As a result, it has become apparent that speed, simplicity, agility, and convention over configuration are and will become even more important in the world of business software. Companies of all sizes and scale are increasingly interested in deploying solutions that easily enable them to run their business better and smarter, and without undertaking massive IT projects. In choosing these solutions, they are demanding the fulfillment of the original promise of SaaS to ensure that the solutions they rely on are always forward-looking and will help future-proof their business in the rapidly changing landscape of customer expectations.

thank you

to all the Zendesk customers who are helping us get through this pandemic by feeding us, informing us, connecting us, entertaining us, and motivating us.

Positioning Zendesk for an online-first world

We have recently repackaged and repriced our products to accommodate for this new reality. We will now consistently lead with our Suite product and truly simplified pricing for everything a company needs to run a modern customer service organization, along with the capacity to get up and running in days rather than months. We are bringing this vision of radical simplicity all the way into the enterprise with pricing and solutions that businesses of all sizes can adopt successfully, and by pursuing our goal to be the easiest company to do business with.

We are mindful that the world is far from overcoming the fundamental challenges of the COVID-19 pandemic, and that many difficult days lie ahead. Even so, Zendesk exits 2020 secure in our position of helping businesses of all sizes around the world to accommodate a new digital economy and to help them do their best in customer operations in a new online-first world. We are confident in our ability to re-accelerate revenue growth in 2021 from our exit rate of the fourth quarter of 2020, as we look to more than triple our revenues over the next five years. For 2021, we expect to deliver revenue of $1.280 - 1.305 billion representing approximately 26% growth from 2020 at the midpoint.

RESULTS

$283M

Q4 2020 REVENUE

+23% Y/Y

GROWTH

GUIDANCE

$291-296M

Q1 2021 REVENUE

$1.280-1.305B

FULL YEAR 2021 REVENUE

Summary financial table

Fourth quarter fiscal year 2020

(in thousands, except per share data)

	Three Months Ended December 31,				Yead Ended December 31,			
	2020		2019		2020		2019	
GAAP results								
Revenue	$	283,498	$	229,871	$	1,029,564	$	816,416
Gross profit	$	216,279	$	168,122	$	778,309	$	582,134
Gross margin		*76.3%*		*73.1%*		*75.6%*		*71.3%*
Operating loss	$	(54,793)	$	(32,302)	$	(155,899)	$	(163,004)
Operating margin		*(19.3%)*		*(14.1%)*		*(15.1%)*		*(20.0%)*
Net loss	$	(70,036)	$	(36,168)	$	(218,178)	$	(169,653)
Net loss per share, basic and diluted	$	(0.60)	$	(0.32)	$	(1.89)	$	(1.53)
Non-GAAP results								
Non-GAAP gross profit	$	225,039	$	176,309	$	810,027	$	614,406
Non-GAAP gross margin		*79.4%*		*76.7%*		*78.7%*		*75.3%*
Non-GAAP operating income	$	18,499	$	11,639	$	71,754	$	26,613
Non-GAAP operating margin		*6.5%*		*5.1%*		*7.0%*		*3.3%*
Non-GAAP net income	$	13,113	$	11,786	$	63,020	$	36,814
Non-GAAP net income per share, basic	$	0.11	$	0.10	$	0.55	$	0.33
Non-GAAP net income per share, diluted	$	0.11	$	0.10	$	0.52	$	0.31
Other financial measures								
Net cash provided by operating activities	$	46,349	$	32,211	$	26,428	$	89,261
Free cash flow (non-GAAP)	$	38,216	$	15,865	$	26,542	$	42,280

Entering 2021 with strong momentum

Our business trends demonstrated strong momentum in the fourth quarter. We observed robust demand for our solutions, from both new and existing customers. This strength was reflected in the growth rates of ticket volume and our gross bookings.

In 2020, the level of traffic on our platform has increased meaningfully compared to 2019.

After the initial shock of the pandemic, quarterly new business and expansion bookings grew nearly 60% from the end of Q1 2020 to the end of Q4 2020. We observed the strongest year-over-year new business bookings growth in three years.

Traffic on our platform rose to a significantly higher level after the initial shock of COVID



Indexed New Tickets Created
1.60
1.45
1.30
1.15
1.00
Q1'19
Q2'19
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20
Indexed New Tickets Created

We saw renewed and sustained momentum in our new business bookings and expansion bookings



Indexed Bookings
1.60
1.45
1.30
1.15
1.00
Q1'20
Q2'20
Q3'20
Q4'20
New
Expansion


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The new Zendesk Suite

Built upon the strong adoption of our omnichannel solutions, we recently introduced the new Zendesk Suite, a complete customer service solution. Rather than offering a complicated menu of individual products, plans, and add-ons, we are aggregating our service capabilities into a single offering where customers can select from five new comprehensive plans that fit their budget and maturity.

The new Zendesk Suite makes it easy for organizations to engage with their customers by providing a personalized and effortless customer engagement across any channel or device. Social and native messaging capabilities are at the centerpiece of the new Zendesk Suite. We enhance that conversational experience by enabling the rich capabilities that messaging supports and incredible opportunities for automation and self-service that messaging can unlock.

The new Zendesk Suite also includes enhanced omnichannel capabilities, a powerful unified agent workspace, robust and flexible analytics, and the ability to extend, integrate, customize, and build powerful solutions by leveraging our open and flexible platform, including a diverse ecosystem of ready-to-use apps and integrations available in our marketplace.



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Chief Financial Officer Transition

We are also announcing today that Chief Financial Officer Elena Gomez has informed us and our board of directors of her plans to depart the company in the coming months.

Ms. Gomez has committed to a transition period at least through the release of our financial results for the first quarter of 2021 and the filing of our Quarterly Report on Form 10-Q for the same period. We are initiating a search for her successor.

Trusted by more than 170,000 paid customer accounts across the globe

Among those to join or expand with us recently are:

AMER

- **AUTO ANYTHING** — A US automotive parts company
- **equisoft** — A US insurance and wealth management solutions company
- **INDIGO** — A Canadian-based parking management and urban mobility company
- **fastly** — A global, secure edge cloud platform
- **Trulieve** — A US alternative medicine company
- **duolingo** — A free science-based language education platform

EMEA

- **de Vakantie Discounter** — An online travel agency in the Netherlands
- **Direct Ferries** — An UK-based ferry ticketing service provider
- **ECOCERT** — A European-based organization that provides organic certifications globally
- **enercity** positive energie — An energy provider in Germany
- **RSG GROUP** — A global innovation leader in the fitness and lifestyle segments
- **WEROAD** — An Italian-based travel company

LATAM

- **Anáhuac Online** — An online education provider in Mexico
- **confuturo** — A Chilean-based insurance company
- **TECNI SEGUROS** — An insurance provider in Central America
- **suzano** — A Brazillian-based pulp and paper producer
- **Instituto de Seguridad Laboral** — An organization providing universal health and safety insurance at work
- **Digicel** — A Caribbean mobile phone network provider

APAC

- **axi** — An Australian-based online FX and CFD trading company
- **PUMA ENERGY** — A Singapore-based oil company
- **timely** — A New Zealand-based appointment booking software provider
- **neat** — An Asian-based modern business account for startups & SMEs

Net expansion rate

Our dollar-based net expansion rate, which we use to quantify our annual expansion within existing customers, was 112% at the end of the fourth quarter, compared to 112% at the end of the third quarter of 2020. Our dollar-based net expansion rate was 116% at the end of the fourth quarter of 2019. Despite the disruption seen in the marketplace, our net expansion rate has remained in our targeted range throughout 2020.

We continue to believe a healthy dollar-based net expansion rate for Zendesk in a normal market environment is 110% - 120%.

Dollar-based net expansion rate



120%
110%
HEALTHY RANGE
116%
115%
111%
112%
112%
Q4'19
Q1'20
Q2'20
Q3"20
Q4'20

Enterprise proxy

% of total quarter-ending Support ARR from paid customer accounts with 100+ Support agents



% of Support ARR generated by customers with 100 or more Support agents
% of total ARR generated by $100K+ customers
49%
44%
Q1'19
Q2'19
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20

The percentage of Support ARR generated by customers with 100 or more Support agents was approximately 44% at the end of the fourth quarter of 2020, compared to 43% at the end of the third quarter of 2020 and 43% as reported at the end of the fourth quarter of 2019.

When we introduced this metric several years ago it correlated very closely with our overall business. As we have expanded the breadth of our solutions, we believe this metric, due to its focus on ARR associated with a single product, is less effective in capturing the contribution our largest customers are making to our overall revenue. As we work on refining this metric, we have for illustrative purposes compared it to the percentage of our total ARR from customers with ARR of $100,000 or more, which was approximately 49% at the end of the fourth quarter of 2020. The steeper curve of this graph shows how enterprise-class implementations increasingly impact our revenues even as we continue to aggressively grow the number of small and midsize businesses using our products.

RPO

Total remaining performance obligations (RPO) growth accelerated in the fourth quarter sequentially, growing at 44% year-over-year. Short-term and long-term RPO increased 36% and 65% year-over-year, respectively.

Remaining performance obligations (RPO)

in millions



Total RPO
Long-term RPO
Short-term RPO
$641
$181
$460
Q4'19
$673
$184
$489
Q1'20
$713
$205
$508
Q2'20
$800
$240
$560
Q3'20
$925
$298
$627
Q4'20
+44% y/y
+65% y/y
+36% y/y

Guidance

For the quarter ending March 31, 2021, Zendesk expects to report:

- Revenue in the range of $291 - 296 million
- GAAP operating income (loss) in the range of $(48) - (44) million, which includes share-based compensation and related expenses of approximately $59 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $2 million
- Non-GAAP operating income (loss) in the range of $15 - 19 million, which excludes share-based compensation and related expenses of approximately $59 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $2 million
- Approximately 118 million weighted average shares outstanding (basic)
- Approximately 128 million weighted average shares outstanding (diluted)

For the full year ending December 31, 2021, Zendesk expects to report:

- Revenue in the range of $1.280 - 1.305 billion
- GAAP operating income (loss) in the range of $(165) - (150) million, which includes share-based compensation and related expenses of approximately $244 million, amortization of purchased intangibles of approximately $8 million, and acquisition-related expenses of approximately $3 million
- Non-GAAP operating income (loss) in the range of $90 - 105 million, which excludes share-based compensation and related expenses of approximately $244 million, amortization of purchased intangibles of approximately $8 million, and acquisition-related expenses of approximately $3 million
- Approximately 120 million weighted average shares outstanding (basic)
- Approximately 130 million weighted average shares outstanding (diluted)
- Free cash flow in the range of $85 - 100 million, which includes expected accelerated rent payments of up to $12 million related to our real estate changes in San Francisco

There are many factors that can affect our actual results which are discussed below and in the risk factors in our filings with the Securities and Exchange Commission. Some of the key risk factors include global macroeconomic conditions, the impact of the COVID-19 pandemic on our business, business conditions of customers in challenged industries, and the effect on demand for our products from customers which can and has resulted in higher levels of contraction than historical levels.

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2021 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2021 is not available without unreasonable effort.

Zendesk's estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings, and no further revisions to share-based compensation and related expenses.

Select financial measures

(in millions)

	Three Months Ended			
	December 31, 2020	September 30, 2020	December 31, 2019	Comments
GAAP results				
Revenue	$ 283.5	$ 261.9	$ 229.9	Q4'20 revenue grew 23% y/y
Gross margin	*76.3%*	*76.0%*	*73.1%*	Increased 320 bps y/y primarily driven by revenue scale, customer success optimization and increased hosting efficiencies
Operating loss	$ (54.8)	$ (28.3)	$ (32.3)	
Operating margin	*(19.3%)*	*(10.8%)*	*(14.1%)*	Decreased 520 bps y/y primarily due to a $15 million impairment related to office space consolidation
Non-GAAP results				
Non-GAAP gross margin	*79.4%*	*78.7%*	*76.7%*	Increased 270 bps y/y primarily driven by revenue scale, customer success optimization and increased hosting efficiencies
Non-GAAP operating income	$ 18.5	$ 24.9	$ 11.6	
Non-GAAP operating margin	*6.5%*	*9.5%*	*5.1%*	Increased 140 bps y/y primarily driven by gross margin improvement
Other financial measures				
Net cash provided by operating activities	$ 46.3	$ 33.4	$ 32.2	
Free cash flow (non-GAAP)	$ 38.2	$ 24.8	$ 15.9	Net cash provided by operating activities, less purchases of property and equipment and internal-use software development costs, plus repayment of convertible senior notes attributable to debt discount
Cash and cash equivalents	$ 405.4	$ 383.3	$ 196.6	Increased y/y driven by offering of convertible senior notes due 2025, partially offset by repurchase of convertible senior notes due 2023 and purchases of marketable securities
Marketable securities, current and noncurrent	$ 994.3	$ 966.8	$ 648.9	Increased y/y driven by purchases of marketable securities
Remaining performance obligations	$ 925	$ 800	$ 641	Increased approximately 44% y/y
Short-term performance obligations	$ 627	$ 560	$ 460	Increased approximately 36% y/y
Long-term performance obligations	$ 298	$ 240	$ 181	Increased approximately 65% y/y
Non-GAAP results exclude the following				
Share-based compensation and related expenses	$ 52.9	$ 49.0	$ 39.5	Increased y/y largely due to higher headcount and timing of awards
Amortization of purchased intangibles	$ 3.4	$ 2.2	$ 2.8	
Acquisition-related expenses	$ 2.0	$ 2.0	$ 1.6	
Real estate impairments	$ 15.0	-	-	Related to office space consolidation

Quarter-over-quarter comparisons (q/q) are for the three months ended December 31, 2020, compared to the three months ended September 30, 2020.

Year-over-year comparisons (y/y) are for the three months ended December 31, 2020, compared to the three months ended December 31, 2019.

See a reconciliation of non-GAAP measures presented at the end of this letter.

Condensed consolidated statements of operations

(in thousands, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Revenue	$ 283,498	$ 229,871	$ 1,029,564	$ 816,416
Cost of revenue	67,219	61,749	251,255	234,282
Gross profit	216,279	168,122	778,309	582,134
Operating expenses:				
Research and development	71,134	55,719	255,400	207,548
Sales and marketing	142,897	110,764	512,339	396,514
General and administrative	57,041	33,941	166,469	141,076
Total operating expenses	271,072	200,424	934,208	745,138
Operating loss	(54,793)	(32,302)	(155,899)	(163,004)
Other income (expense), net:				
Interest expense	(14,258)	(6,823)	(43,319)	(26,708)
Loss on early extinguishment of debt	—	—	(25,950)	—
Interest and other income (expense), net	(1)	3,646	12,751	21,409
Total other income (expense), net	(14,259)	(3,177)	(56,518)	(5,299)
Loss before provision for income taxes	(69,052)	(35,479)	(212,417)	(168,303)
Provision for income taxes	984	689	5,761	1,350
Net loss	$ (70,036)	$ (36,168)	$ (218,178)	$ (169,653)
Net loss per share, basic and diluted	$ (0.60)	$ (0.32)	$ (1.89)	$ (1.53)
Weighted-average shares used to compute net loss per share, basic and diluted	116,986	112,496	115,240	110,606

Condensed consolidated balance sheets

(in thousands, except par value; unaudited)

	December 31, 2020	December 31, 2019
Assets		
Current assets:		
Cash and cash equivalents	$ 405,430	$ 196,591
Marketable securities	565,593	286,958
Accounts receivable, net of allowance for doubtful accounts of $5,787 and $2,846 as of December 31, 2020 and 2019, respectively	199,243	127,808
Deferred costs	51,878	35,619
Prepaid expenses and other current assets	53,829	45,847
Total current assets	1,275,973	692,823
Marketable securities, noncurrent	428,678	361,948
Property and equipment, net	94,208	102,090
Deferred costs, noncurrent	52,731	35,230
Lease right-of-use assets	84,013	89,983
Goodwill and intangible assets, net	196,218	206,883
Other assets	25,458	25,632
Total assets	$ 2,157,279	$ 1,514,589
Liabilities and stockholders' equity		
Current liabilities:		
Accounts payable	$ 15,428	$ 38,376
Accrued liabilities	38,921	36,347
Accrued compensation and related benefits	103,437	61,512
Deferred revenue	378,935	320,642
Lease liabilities	23,533	21,804
Current portion of convertible senior notes, net	132,388	—
Total current liabilities	692,642	478,681
Convertible senior notes, net	935,576	483,464
Deferred revenue, noncurrent	4,423	3,320
Lease liabilities, noncurrent	85,275	83,478
Other liabilities	7,532	7,662
Total liabilities	1,725,448	1,056,605
Stockholders' equity:		
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,174	1,130
Additional paid-in capital	1,344,337	1,155,044
Accumulated other comprehensive income	3,203	591
Accumulated deficit	(916,883)	(698,781)
Total stockholders' equity	431,831	457,984
Total liabilities and stockholders' equity	$ 2,157,279	$ 1,514,589

Condensed consolidated statements of cash flows

(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Cash flows from operating activities				
Net loss	$ (70,036)	$ (36,168)	$ (218,178)	$ (169,653)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	9,645	10,810	42,247	38,602
Share-based compensation	50,147	37,672	182,204	156,730
Amortization of deferred costs	13,036	9,133	45,426	32,116
Amortization of debt discount and issuance costs	12,358	6,457	38,588	25,288
Loss on early extinguishment of debt	—	—	25,950	—
Real estate impairment	14,975	—	14,975	—
Allowance for credit losses on accounts receivable	1,686	1,262	10,136	5,061
Repayment of convertible senior notes attributable to debt discount	—	—	(38,637)	—
Other, net	7,909	(1,480)	5,602	(4,321)
Changes in operating assets and liabilities:				
Accounts receivable	(47,910)	(30,229)	(80,945)	(50,061)
Prepaid expenses and other current assets	1,207	2,648	(1,909)	(8,349)
Deferred costs	(30,088)	(14,665)	(77,380)	(49,922)
Lease right-of-use assets	4,900	4,918	20,372	18,940
Other assets and liabilities	1,821	3,060	799	(1,081)
Accounts payable	5,404	(463)	(20,804)	22,128
Accrued liabilities	3,231	2,739	4,800	3,259
Accrued compensation and related benefits	20,206	7,933	38,458	11,282
Deferred revenue	55,028	32,427	59,397	78,110
Lease liabilities	(7,170)	(3,843)	(24,673)	(18,868)
Net cash provided by operating activities	46,349	32,211	26,428	89,261
Cash flows from investing activities				
Purchases of property and equipment	(3,388)	(13,512)	(22,877)	(39,140)
Internal-use software development costs	(4,745)	(2,834)	(15,646)	(7,841)
Purchases of marketable securities	(148,289)	(79,943)	(849,656)	(454,649)
Proceeds from maturities of marketable securities	94,210	31,205	375,686	177,376
Proceeds from sales of marketable securities	24,581	28,289	130,087	328,921
Business combinations, net of cash acquired	—	(125)	—	(70,919)
Purchases of strategic investments	—	—	(1,500)	(500)
Proceeds from sales of strategic investments	—	—	1,577	—
Net cash used in investing activities	(37,631)	(36,920)	(382,329)	(66,752)

Condensed consolidated statements of cash flows (continued)

(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Cash flows from financing activities				
Proceeds from issuance of 2025 convertible senior notes, net of issuance costs paid of $21,030	(20)	—	1,128,970	—
Purchase of capped call related to 2025 convertible senior notes	—	—	(129,950)	—
Payments for 2023 convertible senior notes partial repurchase	—	—	(578,973)	—
Proceeds from capped calls related to 2023 convertible senior notes	—	—	83,040	—
Proceeds from exercises of employee stock options	4,532	4,518	29,123	26,495
Proceeds from employee stock purchase plan	11,541	8,433	40,454	31,490
Taxes paid related to net share settlement of share-based awards	(2,720)	(2,172)	(8,847)	(9,574)
Net cash provided by financing activities	13,333	10,779	563,817	48,411
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(191)	16	46	101
Net increase in cash, cash equivalents and restricted cash	21,860	6,086	207,962	71,021
Cash, cash equivalents and restricted cash at beginning of period	385,999	193,811	199,897	128,876
Cash, cash equivalents and restricted cash at end of period	$ 407,859	$ 199,897	$ 407,859	$ 199,897

Non-GAAP results

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Reconciliation of gross profit and gross margin				
GAAP gross profit	$ 216,279	$ 168,122	$ 778,309	$ 582,134
Plus: Share-based compensation	4,990	5,278	20,068	20,858
Plus: Employer tax related to employee stock transactions	279	225	1,242	1,374
Plus: Amortization of purchased intangibles	2,737	2,106	7,987	7,732
Plus: Amortization of share-based compensation capitalized in internal-use software	700	440	2,075	1,711
Plus: Acquisition-related expenses	54	138	346	597
Non-GAAP gross profit	$ 225,039	$ 176,309	$ 810,027	$ 614,406
GAAP gross margin	76 %	73 %	76 %	71 %
Non-GAAP adjustments	3 %	4 %	3 %	4 %
Non-GAAP gross margin	79 %	77 %	79 %	75 %
Reconciliation of operating expenses				
GAAP research and development	$ 71,134	$ 55,719	$ 255,400	$ 207,548
Less: Share-based compensation	(14,892)	(11,248)	(53,967)	(46,965)
Less: Employer tax related to employee stock transactions	(606)	(435)	(2,687)	(3,292)
Less: Acquisition-related expenses	(947)	(754)	(4,329)	(3,159)
Non-GAAP research and development	$ 54,689	$ 43,282	$ 194,417	$ 154,132
GAAP research and development as percentage of revenue	25 %	24 %	25 %	25 %
Non-GAAP research and development as percentage of revenue	19 %	19 %	19 %	19 %
GAAP sales and marketing	$ 142,897	$ 110,764	$ 512,339	$ 396,514
Less: Share-based compensation	(21,329)	(14,151)	(74,796)	(53,964)
Less: Employer tax related to employee stock transactions	(764)	(437)	(3,687)	(2,788)
Less: Amortization of purchased intangibles	(652)	(699)	(2,692)	(2,633)
Less: Acquisition-related expenses	(87)	(683)	(1,233)	(1,844)
Non-GAAP sales and marketing	$ 120,065	$ 94,794	$ 429,931	$ 335,285
GAAP sales and marketing as percentage of revenue	50 %	48 %	50 %	49 %
Non-GAAP sales and marketing as percentage of revenue	42 %	41 %	42 %	41 %

Non-GAAP results (continued)

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
GAAP general and administrative	$ 57,041	$ 33,941	$ 166,469	$ 141,076
Less: Share-based compensation	(8,936)	(6,995)	(33,373)	(34,943)
Less: Employer tax related to employee stock transactions	(440)	(326)	(2,354)	(2,113)
Less: Acquisition-related expenses	(876)	(26)	(1,814)	(5,644)
Less: Real estate impairments	(15,003)	—	(15,003)	—
Non-GAAP general and administrative	$ 31,786	$ 26,594	$ 113,925	$ 98,376
GAAP general and administrative as percentage of revenue	20 %	15 %	16 %	17 %
Non-GAAP general and administrative as percentage of revenue	11 %	12 %	11 %	12 %
Reconciliation of operating income (loss) and operating margin				
GAAP operating loss	$ (54,793)	$ (32,302)	$ (155,899)	$ (163,004)
Plus: Share-based compensation	50,147	37,672	182,204	156,730
Plus: Employer tax related to employee stock transactions	2,089	1,423	9,970	9,567
Plus: Amortization of purchased intangibles	3,389	2,805	10,679	10,365
Plus: Acquisition-related expenses	1,964	1,601	7,722	11,244
Plus: Amortization of share-based compensation capitalized in internal-use software	700	440	2,075	1,711
Plus: Real estate impairments	15,003	—	15,003	—
Non-GAAP operating income	$ 18,499	$ 11,639	$ 71,754	$ 26,613
GAAP operating margin	(19)%	(14)%	(15)%	(20)%
Non-GAAP adjustments	26 %	19 %	22 %	23 %
Non-GAAP operating margin	7 %	5 %	7 %	3 %

Non-GAAP results (continued)

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Reconciliation of net income (loss)				
GAAP net loss	$ (70,036)	$ (36,168)	$ (218,178)	$ (169,653)
Plus: Share-based compensation	50,147	37,672	182,204	156,730
Plus: Employer tax related to employee stock transactions	2,089	1,423	9,970	9,567
Plus: Amortization of purchased intangibles	3,389	2,805	10,679	10,365
Plus: Acquisition-related expenses	1,964	1,601	7,722	11,244
Plus: Amortization of share-based compensation capitalized in internal-use software	700	440	2,075	1,711
Plus: Real estate impairments	15,003	—	15,003	—
Plus: Amortization of debt discount and issuance costs	12,358	6,457	38,588	25,288
Plus: Loss on early extinguishment of debt	—	—	25,950	—
Less: Income tax effects and adjustments	(2,501)	(2,444)	(10,993)	(8,438)
Non-GAAP net income	$ 13,113	$ 11,786	$ 63,020	$ 36,814
Reconciliation of net income (loss) per share, basic				
GAAP net loss per share, basic	$ (0.60)	$ (0.32)	$ (1.89)	$ (1.53)
Non-GAAP adjustments to net loss	0.71	0.42	2.44	1.86
Non-GAAP net income per share, basic	$ 0.11	$ 0.10	$ 0.55	$ 0.33
Reconciliation of net income (loss) per share, diluted				
GAAP net loss per share, diluted	$ (0.60)	$ (0.32)	$ (1.89)	$ (1.53)
Non-GAAP adjustments to net loss	0.71	0.42	2.41	1.84
Non-GAAP net income per share, diluted	$ 0.11	$ 0.10	$ 0.52	$ 0.31
Weighted-average shares used in GAAP per share calculation, basic and diluted	116,986	112,496	115,240	110,606
Weighted-average shares used in non-GAAP per share calculation				
Basic	116,986	112,496	115,240	110,606
Diluted	124,781	118,809	121,301	118,696
Computation of free cash flow				
Net cash provided by operating activities	$ 46,349	$ 32,211	$ 26,428	$ 89,261
Plus: repayment of convertible senior notes attributable to debt discount	—	—	38,637	—
Less: purchases of property and equipment	(3,388)	(13,512)	(22,877)	(39,140)
Less: internal-use software development costs	(4,745)	(2,834)	(15,646)	(7,841)
Free cash flow	$ 38,216	$ 15,865	$ 26,542	$ 42,280
Net cash provided by operating activities margin	16 %	14 %	3 %	11 %
Non-GAAP adjustments	(3)%	(7)%	— %	(6)%
Free cash flow margin	13 %	7 %	3 %	5 %

About Zendesk

Zendesk is a service-first CRM company that builds support, sales, and customer engagement software designed to foster better customer relationships. From large enterprises to startups, we believe that powerful, innovative customer experiences should be within reach for every company, no matter the size, industry or ambition. Zendesk serves more than 170,000 customers across a multitude of industries in over 30 languages. Zendesk is headquartered in San Francisco, and operates offices worldwide. Learn more at www.zendesk.com.

Forward-looking statements

This shareholder letter contains forward-looking statements, including, among other things, statements regarding Zendesk's future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as "may," "should," "will," "believe," "expect," "anticipate," "target," "project," and similar phrases that denote future expectation or intent regarding Zendesk's financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk's actual results, performance, or achievements to differ materially, including (i) the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk's business, operations, revenue results, cash flow, operating expenses, hiring, demand for its solutions, sales cycles, customer retention, and its customers' businesses and industries; (ii) other adverse changes in general economic or market conditions; (iii) Zendesk's ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iv) Zendesk's ability to effectively expand its sales capabilities; (v) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (vi) our ability to optimize the pricing for our solutions; (vii) Zendesk's expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (viii) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (ix) Zendesk's ability to effectively market and sell its products to larger enterprises; (x) Zendesk's ability to introduce and market new products and to support its products on a shared services platform; (xi) Zendesk's ability to maintain and develop its strategic relationships with third parties; (xii) Zendesk's reliance on third party services, including services for hosting, email, and messaging; (xiii) Zendesk's ability to securely maintain customer data and prevent, mitigate, and respond effectively to both historical and future data breaches and to securely maintain customer data; (xiv) Zendesk's ability to effectively manage its growth and organizational change, including its international expansion strategy; (xv) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xvi) Zendesk's ability to comply with privacy and data security regulations; (xvii) potential service interruptions or performance problems associated with Zendesk's technology and infrastructure; (xviii) the development of the market for software as a service business software applications; (xix) real or perceived errors, failures, or bugs in its products; (xx) Zendesk's ability to accurately forecast expenditures on third-party managed hosting services; and (xxi) the amount and timing of any determination of real estate impairments relating to expected lease abandonment matters.

The forward-looking statements contained in this shareholder letter are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2020.

Forward-looking statements represent Zendesk's management's beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

About non-GAAP financial measures

To provide investors and others with additional information regarding Zendesk's results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk's control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity's developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software,

as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Real Estate Impairments: Due to a strategic initiative to increase the percentage of remote teams, Zendesk records impairments for certain assets associated with leased properties, or portions thereof, that it ceases to occupy. Any losses and gains associated with these activities are generally unrelated to financial and operational performance in any particular period and Zendesk believes the exclusion of such losses and gains provides for a more useful comparison of operational performance in comparative periods that may or may not include such losses and gains.

Loss on Early Extinguishment of Debt: In March 2018, Zendesk issued $575 million aggregate principal amount of 0.25% convertible senior notes due in 2023 (the "2023 Notes"). In June 2020, Zendesk issued $1,150 million aggregate principal amount of 0.625% convertible senior notes due in 2025 (the "2025 Notes"). In connection with the offering of the 2025 Notes, Zendesk used $618 million of the net proceeds from the offering of the 2025 Notes to repurchase $426 million aggregate principal amount of the 2023 Notes in cash through individual privately negotiated transactions (the "2023 Notes Partial Repurchase"). Of the $618 million consideration, $393 million and $225 million were allocated to the debt and equity components, respectively. As of the repurchase date, the carrying value of the 2023 Notes subject to the 2023 Notes Partial Repurchase, net of unamortized debt discount and issuance costs, was $367 million. The 2023 Notes Partial Repurchase resulted in a $26 million loss on early debt extinguishment. As of December 31, 2020, $149 million of principal remains outstanding on the 2023 Notes. The loss on early extinguishment of debt is a non-cash item, and we believe the exclusion of this expense will provide for a more useful comparison of our operational performance in different periods.

Amortization of Debt Discount and Issuance Costs: The imputed interest rates of the 2023 Notes and the 2025 Notes were approximately 5.26% and 5.00%, respectively. This is a result of the debt discounts recorded for the conversion features of the Notes that are required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instruments. The debt discounts are amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk's current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ended December 31, 2020, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, plus repayment of convertible senior notes attributable to debt discount, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2021 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2021 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk's disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk's cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk's infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key

metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk's operating results and future prospects in the same manner as management.Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, acquisition-related expenses, loss on early extinguishment of debt, and real estate impairments, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Non-GAAP gross margin for the third quarter of 2020 excludes $5.5 million in share-based compensation and related expenses (including $0.5 million of amortization of share-based compensation capitalized in internal-use software and $0.2 million of employer tax related to employee stock transactions), $1.5 million of amortization of purchased intangibles, and $0.1 million of acquisition-related expenses. Non-GAAP operating income and non-GAAP operating margin for the third quarter of 2020 exclude $49.0 million in share-based compensation and related expenses (including $2.3 million of employer tax related to employee stock transactions and $0.5 million of amortization of share-based compensation capitalized in internal-use software), $2.0 million of acquisition-related expenses, and $2.2 million of amortization of purchased intangibles.

Free cash flow for the third quarter of 2020 includes cash used for purchases of property and equipment of $3.9 million and internal-use software development costs of $4.6 million.

About operating metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support, and the percentage of its annual recurring revenue from customers with more than $100,000 in annual recurring revenue.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite, and in the quarter ended June 30, 2019, Zendesk began to offer a subscription which provides access to Sell and Support through a single paid customer account, Zendesk Duet. In the quarter ended March 31, 2020, Zendesk began to offer two new omnichannel subscriptions, the Zendesk Support Suite and the Zendesk Sell Suite, which provide access to multiple support solutions and sales solutions, respectively, through a single paid customer account. The number of Support Suite paid customer accounts are included in the number of paid customer accounts on Suite, which are included in the number of paid customer accounts on products other than Support and Chat and are not included in the number of paid customer accounts on Support or Chat.

The number of Sell Suite paid customer accounts are included in the number of paid customer accounts on products other than Support and Chat and are also included in the number of paid customer accounts on Support or Chat. Each Duet paid customer account is included once in the number of paid customer accounts on Support and once in the number of paid customer accounts on products other than Support and Chat.

Existing customers may also expand their utilization of Zendesk's products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk's products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk's products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account.

Zendesk's dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk's dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve.

Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Beginning with the quarter ended June 30, 2019, we excluded the impact of revenue that we expect to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from our determination of monthly recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk's base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained

revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 112,300 customers, as compared to the approximately 173,600 total paid customer accounts as of December 31, 2020.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, Sell, Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk's percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk's percentage of annual recurring revenue from that is generated by customers with more than $100,000 in annual recurring revenue is determined by dividing the total annual recurring revenue from paid customer accounts with more than $100,000 in annual recurring revenue from our products other than Sell and Sunshine Conversations as of the measurement date by the total annual recurring revenue for all paid customer accounts from our products other than Sell and Sunshine Conversations as of the measurement date. Zendesk determines the customers with $100,000 in annual recurring revenue as of the measurement date based on the annual recurring revenue of a paid customer account at the measurement date.

In our letter to shareholders for the quarter ended September 30, 2020, in the last paragraph of the "About non-GAAP financial measures" section, we inadvertently referred to the third quarter of 2020 for the free cash flow non-GAAP reconciliation. Though the paragraph intended to reference the second quarter of 2020, the reconciling numbers themselves were correct and remain unchanged. The paragraph in its entirety should have read: "Free cash flow for the second quarter of 2020 includes cash used for purchases of property and equipment of $5.6 million and internal-use software development costs of $3.2 million, and excludes repayment of convertible senior notes attributable to debt discount of $38.6 million."

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk determines its bookings as the annual recurring revenue from contracts that were entered into during the referenced fiscal quarter, either with new customers or for additional products and services with existing customers.

Zendesk's annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk's annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk's revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Traffic on our platform is defined as the number of new tickets created across all our products and platform solutions.

Customer metrics

	December 31, 2019	*March 31, 2020	*June 30, 2020	September 30, 2020	*December 31, 2020
Paid customer accounts on Zendesk Support (approx.)	81,200	82,600	84,100	86,700	88,100
+ Paid customer accounts on Zendesk Chat (approx.)	42,600	41,800	40,600	39,900	39,000
+ Paid customer accounts on other Zendesk products (approx.)	33,200	36,100	39,400	43,000	46,600
= Approximate number of paid customer accounts*	157,000	160,600	164,200	169,600	173,600

*Does not add up to total due to rounding

Geographic information

Revenue mix by geography

	Q4'20*	2020
United States	51.2%	52.1%
EMEA	28.9%	28.4%
APAC	10.5%	10.8%
Other	9.3%	8.7%

*Does not add up to total due to rounding

Source: Zendesk, Inc.

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Jun Wang
+1 415-852-3877
ir@zendesk.com



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